CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 5 to Registration Statement No. 333-108248 of the Metropolitan Series Fund II (the “Fund”) on Form N-1A of our report dated February 22, 2006, relating to the financial statements and financial highlights of the Fund appearing in the Annual Report on Form N-CSR of the Fund for the year ended December 31, 2005, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche, LLP

Boston, Massachusetts

April 27, 2006